Exhibit 99.1

CONTINENTAL RESOURCES REPORTS RECORD RESULTS FOR 2008 FIRST QUARTER

Higher Cash Flow Outlook Prompts $167 Million Increase in Capital Expenditures for

Drilling, Land and Seismic

ENID, OKLAHOMA – May 5, 2008 – Continental Resources, Inc. (NYSE:CLR) today reported record oil and gas sales, net income and cash flow from operations for the first quarter ended March 31, 2008.

The Company reported net income of $88.0 million, or $0.52 per diluted share, for the first quarter of 2008. This included an unrealized loss of $2.2 million (or $1.3 million net of taxes) recognized for the change in the fair market value of open crude oil derivative contracts not designated for hedge accounting. Net income for the first quarter would have been $89.3 million, or $0.53 per diluted share, without the effect of the derivatives loss. The fixed price contract covering 10,000 barrels of crude oil per day at $72.90 per barrel expired on April 30, 2008. The Company’s oil and natural gas production is currently not subject to any commodity price hedges.

For the first quarter of 2007, the Company reported net income of $53.8 million, or $0.34 per share. However, on a normalized basis, the Company’s pro forma net income for the first quarter last year was $33.4 million, or $0.21 per share, after pro forma adjustments to provide for income taxes as if the Company had been a subchapter C corporation during the first three months of 2007. Continental converted from a subchapter S corporation to a subchapter C corporation at the time of its initial public offering of stock in May 2007.

Total revenues for the first quarter of 2008 were $227.7 million, an increase of 88 percent over total revenues of $121.1 million for the first quarter of 2007. The Company’s average sales price per barrel of crude oil equivalent for the first quarter of 2008 was $81.35 per barrel, compared with $46.47 for the first quarter last year.

EBITDAX for the first quarter of the year was $184.0 million, an increase of 102 percent over EBITDAX of $91.0 million for the first quarter of 2007. For the Company’s definition and reconciliation of EBITDAX to GAAP measures, please see “Non-GAAP Financial Measures” at the end of this press release.

The following table contains financial and operational highlights for the three months ended March 31, 2008 compared to the same period in 2007.

	Three months ended March 31,
	2008	2007
Average daily production:
Crude oil (bopd)	24,043	23,105
Natural gas (Mcfd)	37,160	28,835
Crude oil equivalent (boepd)	30,237	27,911

Average prices: (1)
Crude oil ($ / bbl)	$90.55	$48.48
Natural gas ($ / Mcf)	7.55	6.15
Crude oil equivalent ($ / boe)	81.35	46.47
Production expense ($ / boe) (1)	8.33	6.40

EBITDAX ($ in thousands)	$183,968	$90,996
Net income ($ in thousands) (2)	87,971	33,365
Diluted net income per share	0.52	0.21

(1)	Crude oil sales volumes exceeded oil production by 19,000 barrels for the quarter ended March 31, 2008. Sales volumes were 16,000 barrels less than production for the first quarter of 2007. Average prices and per unit production expense were calculated using sales volumes.
(2)	First quarter 2007 net income and diluted net income per share are after pro forma adjustments to provide for income taxes as if the Company had been a subchapter C corporation during the quarter.

Strong Start for 2008

“I am very pleased with the financial results for this first quarter of 2008,” said Harold Hamm, Chairman and Chief Executive Officer. “Continental achieved new records in terms of oil and gas sales, net income and cash flow from operating activities. With the expiration of our crude oil price hedge at the end of April, we look for the Company’s financial results to strengthen through the balance of the year.

“Over the past six months, our 2008 cash flow outlook has increased significantly, and as a result the Board of Directors has approved a $167 million increase in 2008 capital expenditures for drilling, land and seismic, raising our total capex budget to $783 million,” he said.

Approximately $100 million of the increase will be allocated to additional drilling operations in the North Dakota Bakken, Arkoma Woodford Shale and Continental’s Eastern Division. Since the beginning of 2008, the Company’s operated drilling rig count has increased from 13 to 22, and is expected to reach 30 by year-end.

An additional $51 million in capex has been allocated for incremental lease and seismic acquisition in the Bakken Shale and emerging U.S. shale plays, such as the Haynesville, Marcellus and Huron shale plays. The remainder of the capex increase is allocated for expansion of secondary recovery operations in the Cedar Hills Units, located within the Red River Units. The Company now expects to achieve peak production in the Red River Units of approximately 21,000 boepd in mid-2009.

“As a result of our increased drilling and enhanced oil recovery activity, we expect to exit 2008 with a daily production rate of approximately 43,000 boepd, an increase of 42 percent over average daily production for the first quarter of 2008,” Mr. Hamm said.

Operations Update

The following table presents average daily production for the Company’s principal operating areas for the three months ended March 31, 2008 compared to the three months ended December 31, 2007 and March 31, 2007.

(boe per day)	Q1 2008	Q4 2007	Q1 2007
Red River Units (1)	13,620	14,086	12,506
Montana Bakken North Dakota Bakken	6,678 1,532	7,244 1,382	7,685 429
Other Rockies (1)	2,060	1,888	1,817
Arkoma Woodford	1,900	1,338	440
Other Mid-Continent	3,831	3,767	4,307
Gulf Coast	616	664	727

Total	30,237	30,369	27,911

(1)	Daily production of 288 boe in the fourth quarter of 2007 and 93 boe in the first quarter of 2007 has been reclassified from the Red River Units to Other Rockies to conform to the current period presentation.

Red River Units

To further accelerate production in the Red River Units, Continental has increased its 2008 capital expenditure budget from $168 million to $185 million for that area, with the majority of the incremental funding focused on expanding water processing capacity for injection operations in the Cedar Hills Units section. Additional water injection capacity and additional production equipment will be installed to handle accelerated volumes. Peak production in the Red River Units is now expected to reach approximately 21,000 boepd in mid-2009, an 11 percent increase over the previously estimated peak of 19,000 boepd.

During the first quarter of 2008, the Company continued to implement its Red River Units enhanced oil recovery program as planned, including increasing the density of drilling locations in the play. Continental converted nine producing wells to injection wells during the first quarter, and as a result realized a short-term decline of three percent in daily oil production from the fourth quarter of 2007 to the first quarter of 2008. Response to water injection is expected to occur approximately six months following conversion. The Company currently has four drilling rigs operating in the Red River Units, including three in the Cedar Hills Units and one in the Medicine Pole Hills Units.

Bakken Shale

In the Bakken Shale play of North Dakota and Montana, Continental is currently the largest producer and leasehold owner, with approximately 487,000 net acres. The Company is also one of the most active operators in the Bakken, currently participating in one-third of the wells being drilled in the play.

Drilling results continue to be in line with expectations from Continental’s 320-acre infield and 640-acre tri-lateral, field-extension drilling in Montana, and from its 1,280-acre drilling along the Nesson Anticline area in North Dakota. During the first quarter of 2008, the Company completed 18 gross wells (8.1 net) in these plays. Recent notable completions below are shown with 7-day average initial production rates:

•	LeaJoe 1-1H (63% WI) in Richland Co., MT — 609 boepd;

•	Patten 1-27H (30% WI) in Mountrail Co., ND — 542 boepd;

•	Demicks Lake 41-18H (40% WI) in McKenzie Co., ND — 533 boepd;

•	Whitman 11-34H (32% WI) in Dunn Co., ND — 482 boepd;

•	State Dolezal 44-1H (12% WI) in Dunn Co., ND — 464 boepd;

•	Kelling 1-4H (36% WI) in Dunn Co., ND — 432 boepd; and

•	Pennie 1-4H (93% WI) in Richland Co., MT — 348 boepd.

Continental recently drilled a well of geological significance in the North Dakota portion of the Bakken Shale play. The Bice 1-29H (41% WI) in Dunn County, ND, was drilled into the Three Forks/Sanish formation and encountered good oil shows during the drilling process. The Bice 1-29H is scheduled to begin its initial fracture treatment today. Previous Company-operated Bakken completions have targeted the Middle Bakken formation. In Continental’s area of operations along the Nesson Anticline, the Middle Bakken and the Three Forks/Sanish formations are separated by the Lower Bakken Shale. Continental is testing the theory that the Three Forks/Sanish zone is not being drained by wells that have been drilled in the Middle Bakken horizontal lateral, and, therefore, that the Three Forks/Sanish may hold significant additional reserve potential under the Company’s acreage.

In its revised 2008 capital expenditures budget, the Company increased its 2008 drilling funding for the Bakken Shale area from $180 million to $245 million, and the number of net completed wells from 33 to 41. The Company plans to increase its operated drilling rig count from 10 to 12 later this month and to 13 in the third quarter.

Other Rockies

Elsewhere in the Rocky Mountains operating area, Continental recently began drilling the first of eight test wells planned for the Haley prospect in Harding County, SD, targeting the Red River B formation. The Company has 70,000 net acres leased in the Haley prospect and has acquired 100 square miles of proprietary 3D seismic over the property.

In Roosevelt County, MT, the Company plans to begin drilling later this month the first of three locations in its East Lustre project, targeting Lodgepole reefs and other objectives. Continental owns 42 square miles of 3D seismic over the project and to date has identified 25 prospective drilling locations on its 28,000 net acres.

Arkoma Woodford Shale

In the Arkoma Woodford Shale play, the Company is currently operating four drilling rigs and expects its operated rig count to increase to six by July 2008.

In late March 2008, Continental began drilling four parallel, equally spaced horizontal wells within a 640-acre area in order to execute the first synchronized stage-by-stage simultaneous frac in the Arkoma Woodford Shale play. The Company successfully completed the multi-stage simultaneous frac in late April, and initial gas flow rates in the four wells averaged 3,800 Mcfd, 40 percent higher than the initial flow rates of the original wells in the spacing units.

Continental has raised its 2008 drilling budget for the Arkoma Woodford from $103 million to $130 million, increasing the number of wells it expects to complete from 19.9 net wells to 23.3 by year-end.

Other Mid-Continent

In Hillsdale County, MI, Continental’s initial three operated wells are producing at an aggregate state-restricted rate of 650 gross bopd. Continental plans to drill eight additional Trenton/Black River wells by year-end 2008, with the first of these expected to spud this month.

Continental’s lease position in the Trenton/Black River play is approximately 35,000 net acres. The Company has shot and processed 11 square miles of 3D seismic over this acreage and is currently acquiring 3D seismic over another 20 square miles.

In Western Oklahoma, the Company recently completed the Marriott 1-18 (63% WI) in Blaine County, with an initial flow rate of 2,600 Mcfd from the Springer Britt sand. Continental plans to keep one drilling rig active in Blaine County through year-end, targeting both Springer and Morrow sands.

Continental continues to lease acreage in prospective resource plays, including its recent acquisition of 64,000 net acres in the Atoka and Woodford shale plays in western Oklahoma and the Texas Panhandle. Drilling operations have begun on the acreage.

In addition, the Company has allocated $27 million to fund leasing of acreage in the Haynesville Shale play in Louisiana, the Marcellus Shale play in Pennsylvania, and the Huron Shale play in Ohio and West Virginia. In those plays, the Company currently has leases and agreements to acquire approximately 36,000 acres.

“We clearly have tremendous growth opportunities ahead of us,” Mr. Hamm said. “We are focused on growing production, reserves and our lease position, particularly in resource plays, which we believe will create significant additional value for our shareholders for many years.”

Conference Call Information

Continental Resources will host a conference call on Monday, May 5, 2008, at 10:00 a.m. ET (9 a.m. CT) to discuss its first quarter 2008 results. Interested parties may listen to the conference call via the Company’s website at www.contres.com or by phone:

Dial in:	(866) 831-6247
Intl. dial in:	(617) 213-8856
Pass code:	34686170

Replay number:	(888) 286-8010
Intl. replay:	(617) 801-6888
Pass code:	90575461

Conference Presentations

Continental management is currently scheduled to present at two investor conferences in May: Thursday, May 22 at the UBS Global Oil and Gas Conference in Austin, Texas, and Thursday, May 29 at the Deutsche Bank 2008 Energy and Utilities Conference in Miami, Florida. Presentations and audio links will be posted on the Company’s web site.

Continental Resources is a crude-oil concentrated, independent oil and natural gas exploration and production company with operations in the Rocky Mountain, Mid-Continent and Gulf Coast regions of the United States. The Company focuses its operations in large new and developing plays where horizontal drilling, advanced fracture stimulation and enhanced recovery technologies provide the means to economically develop and produce oil and natural gas reserves from unconventional formations.

This press release includes forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. All information, other than historical facts included in this press release, regarding strategy, future operations, drilling plans, estimated reserves, future production, estimated capital expenditures, projected costs, the potential of drilling prospects and other plans and objectives of management are forward-looking information. All forward-looking statements speak only as of the date of this press release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Actual results may differ materially from those anticipated due to many factors, including oil and natural gas prices, industry conditions, drilling results, uncertainties in estimating reserves, uncertainties in estimating future production from enhanced recovery operations, availability of drilling rigs and other services, availability of crude oil and natural gas transportation capacity, availability of capital resources and other factors listed in reports we have filed or may file with the Securities and Exchange Commission.

CONTACT:	Continental Resources, Inc.
J. Warren Henry, VP Investor Relations
(580) 548-5127

Condensed Consolidated Income Statements

(in thousands, except per share amounts)

	Three months ended March 31,
	2008	2007
	(unaudited)
Revenues:
Oil and natural gas sales	$225,425	$115,984
Loss on mark-to-market derivatives	(4,608)	—
Oil and natural gas service operations	6,834	5,139

Total revenues	227,651	121,123

Operating costs and expenses:
Production expense	23,073	15,985
Production tax	12,775	6,163
Exploration expense	5,262	2,304
Oil and gas service operations	4,230	3,219
Depreciation, depletion, amortization and accretion	28,646	20,408
Property impairments	4,520	2,970
General and administrative (1)	7,531	12,973
(Gain) loss on sale of assets	(79)	(61)

Total operating costs and expenses	85,958	63,961

Income from operations	141,693	57,162
Interest expense and other	3,112	3,348

Net income before income tax expense	138,581	53,814
Income tax expense	50,610	—

Net income	87,971	53,814

Basic net income per share	$0.52	$0.34
Diluted net income per share	0.52	0.34

Basic weighted average shares outstanding	167,890	158,344
Diluted weighted average shares outstanding	169,138	159,585

(1)	Includes non-cash charges for stock-based compensation of $1.4 million and $7.8 million for the three months ended March 31, 2008 and 2007, respectively.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31 2008	December 31 2007
	(unaudited)
Assets:
Cash and cash equivalents	$3,663	$8,761
Receivables	195,427	163,090
Inventories and other	28,497	33,713
Net property and equipment	1,308,294	1,157,926
Other assets	1,533	1,683

Total assets	$1,537,414	$1,365,173

Liabilities and shareholders’ equity:
Current liabilities	$266,600	$266,106
Long-term debt	211,500	165,000
Other noncurrent liabilities	345,670	310,935
Shareholders’ equity	713,644	623,132

Total liabilities and shareholders’ equity	$1,537,414	$1,365,173

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2008	2007
	(unaudited)
Net income	$87,971	$53,814
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash expenses	67,106	32,255
Changes in assets and liabilities	(30,271)	(37,754)

Net cash provided by operating activities	124,806	48,315

Net cash used in investing activities	(176,726)	(112,565)

Net cash provided by financing activities	46,822	65,306

Effect of exchange rate on change in cash and cash equivalents	—	6

Net change in cash and cash equivalents	(5,098)	1,062
Cash and cash equivalents at beginning of period	8,761	7,018

Cash and cash equivalents at end of period	$3,663	$8,080

Non-GAAP Financial Measures

EBITDAX represents earnings before interest expense, income taxes (when applicable), depreciation, depletion, amortization and accretion, property impairments, exploration expense, unrealized derivative gains or losses, and non-cash compensation expense. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles (GAAP). EBITDAX should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a Company’s operating performance or liquidity. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of EBITDAX. The Company’s computations of EBITDAX may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet future debt service requirements, if any. The Company’s credit facility requires that it maintain a total debt to EBITDAX ratio of no greater than 3.75 to 1 on a rolling four-quarter basis. The credit facility defines EBITDAX consistently with the definition of EBITDAX utilized and presented by the Company. The following table represents a reconciliation of the Company’s net income to EBITDAX.

Reconciliation of Net Income to EBITDAX

(in thousands)

	Three months ended March 31,
	2008	2007
	(unaudited)
Net income	$87,971	$53,814
Unrealized oil derivative loss	2,180	—
Income tax expense	50,610	—
Interest expense	3,411	3,653
Depreciation, depletion, amortization and accretion	28,646	20,408
Property impairments	4,520	2,970
Exploration expense	5,262	2,304
Equity compensation	1,368	7,847

EBITDAX	$183,968	$90,996